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[Logo of Integrated Circuit Systems, Inc.]

                               November 29, 1996

                      Revolving Credit Agreement and Note

Voyetra Technologies, Inc.
5 Odell Plaza
Yonkers, NY 10701
Attention: Vice President and Chief Financial Officer


Gentlemen:

We, Integrated Circuit Systems, Inc., a Pennsylvania corporation ("ICS"), hereby confirm our commitment to make revolving credit loans (the "Loans") to Voyetra Technologies, Inc., a Delaware corporation ("VTI") or to VTI's wholly-owned subsidiaries, Turtle Beach Systems, Inc., a Pennsylvania corporation and CFJ Systems, Inc., a New York corporation (each a "Borrowing Subsidiary") (VTI and any Borrowing Subsidiary each hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers") in an aggregate principal amount not exceeding $3,500,000 at any one time outstanding from time to time, to and including December 31, 1997, subject to extension pursuant to paragraph 11 of this Agreement, on the terms and conditions set forth below (the "Commitment"). This Commitment is made in connection with an Agreement and Plan of Merger among ICS, VTI, CFJ, and TBS, dated November 29, 1996 (the "Agreement and Plan of Merger"). The Borrowers hereby promise to pay to ICS, its successors or assigns, such Loans plus interest in accordance herewith.

1. ICS will make each Loan upon not less than five business days prior written notice from a Borrower specifying the amount and date of such Loan. The funds to be advanced pursuant to such Loan shall be delivered by wire transfer to the account of the Borrower specified in such notice.

2. Each Loan shall be made to one Borrower and shall be evidenced by entries in a loan account maintained at ICS for such Borrower. Each Loan shall be stated to mature on December 31, 1997, subject to extension pursuant to paragraph 11 of this Agreement, but may be prepaid without penalty and re-borrowed from time to time.

3. Each Loan will bear interest, until payment, at the rate of 9.0% per annum. Interest will be calculated on the basis of actual days elapsed and a 360-day year and shall be payable in full 30 days after the end of each calendar quarter during which any amount of a Loan shall be outstanding. After maturity, each Loan shall bear interest at a rate per annum of 12% per annum until such Loan is paid.

4. Payments of principal of and interest on each Loan and all other amounts payable to ICS will be made by wire transfer, drawn on a bank account of a Borrower and delivered to the account of ICS specified in writing to the Borrowers. Payments shall be applied first to interest due and thereafter to principal.

5. Prior to the date hereof, VTI has presented a business plan (the "Preliminary Business Plan") which projects the need for Loans in an amount, in the aggregate, of approximately $2.2

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2435 BLVD. OF THE GENERALS . P.O. BOX 968 . VALLEY FORGE, PA 19482-0968 .
610-630-5300 . FAX: 610-630-5399
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Integrated Circuit Systems Inc.

million through January 31, 1997. Not later than January 31, 1997, VTI shall submit a revised business plan to its board of directors for approval (such revised business plan, when approved by the board of directors, shall hereafter be referred to as the "Approved Business Plan"). In no event shall ICS be obligated to make any Loan hereunder which would result in an outstanding aggregate principal amount exceeding $2.2 million at any one time during the period prior to and including January 31, 1997 or the approval of the Approved Business Plan, whichever is earlier.

6.  Each Borrower represents and warrants to ICS that:

(a) it is a legal and validly existing corporation under the laws of the jurisdiction of its incorporation;

(b) the execution and delivery of this Agreement is within its authority, has been authorized by all proper corporate proceedings, and will not contravene any provision of law or regulation, or any charter, or any decree, agreement, or instrument binding upon any of them;

(c) this Agreement constitutes a valid and legally binding obligation of such Borrower, enforceable in accordance with its terms;

(d) the Loans are to be used for operating expenses (whether or not capitalized for book purposes), non-recurring expenses, capital expenditures contemplated in either the Preliminary Business Plan or the Approved Business Plan, or working capital; and

(e) no Event of Default (as hereinafter defined) described in paragraph 8 hereof has occurred and is continuing.

Each written notice from each Borrower with respect to any Loan shall constitute a representation and warranty that, and it shall be a condition to each Loan that, at the time such Loan is made, no Event of Default has occurred and is continuing and that the representations and warranties contained herein are true and correct as of the date such Loan is made.

7. It is a condition precedent to ICS's obligation to make each Loan that it receive together with the notice referred to above, a certificate from the President or the Chief Financial Officer of a Borrower to the effect that no Event of Default has occurred and is continuing.

8. If any of the following events ("Events of Default") shall occur and be continuing:

(a) any Borrower shall default in any payment of principal of or interest on any Loan when due; or

(b) any representation or warranty made in or in connection with the execution and delivery of this Agreement or any Loan shall prove at any time to have been incorrect in any material respect when made; or

(c) any Borrower shall default in the performance of any other obligation or covenant (excluding the obligations in subparagraphs (a) and (b) of this paragraph 8) contained in this Agreement and such default shall continue without remedy for 30 days after notice thereof from ICS; or

(d) any Borrower shall file a petition in bankruptcy, or there shall be commenced by or against

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any Borrower any proceeding under any bankruptcy, insolvency, reorganization, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and, in the case of a proceeding commenced against such Borrower, such proceeding shall remain undismissed, undischarged, unstayed, or unbonded for a period of 60 days, or any Borrower by any act shall indicate its consent to, approval of, or acquiescence in any such proceeding for the appointment of any receiver, conservator, trustee, or similar person for itself or any substantial part of its property or any such person shall be appointed for any Borrower or for a substantial part of its property; or

(e) by December 31, 1997, VTI fails to file a registration statement for a public offering of its equity securities; provided, however, that at least one reputable underwriter has executed a letter of intent (or comparable engagement letter) to manage such a public offering of VTI (which shall include the commitment of such underwriter to a pre-offering valuation of VTI of not less than $30,000,000), provided that the terms of such offering are not deemed unreasonable by the board (including at least one ICS nominated director) of VTI, and provided that market conditions as determined by said underwriter permit such an offering, then the Loans, together with all accrued interest thereon and expenses as provided for herein, shall, upon written declaration or notice to such effected delivered or tendered by ICS to the Borrowers (by any means set forth in the Agreement and Plan of Merger or herein), become and be immediately due and payable without presentment, demand, protest, or other notice of any kind (such presentment, demand, protest, or other notice being hereby affirmatively waived by the Borrowers), and the obligation of ICS to make further Loans shall thereupon terminate. If any amount is owed to ICS hereunder, ICS may proceed to protect and enforce its rights by suit in equity, action at law, and/or other appropriate proceedings whether for specific performance of any covenant or agreement contained herein, or otherwise.

(f) The Borrowers hereby, voluntarily, intentionally, and irrevocably authorize and empower ICS, by its attorney, or the prothonotary or clerk of a court of record in New York, California, and any other applicable jurisdiction in which Collateral is located, upon the occurrence and continuance of an Event of Default, upon at least two business days prior written notice ("prior written notice" for the purposes of this subparagraph 8(f), must be given by hand to an officer of a Borrower, or by facsimile to VTI, Attention: President, and confirmed by mail) to VTI, to appear for VTI and confess and enter judgement against the Borrowers, jointly and severally, in favor of ICS in any jurisdiction where the Collateral may be located, for the amount of all obligations, costs, and expenses as hereby provided, and for so doing, a copy of this Agreement or a copy of a verified affidavit shall be sufficient warrant.

9.  VTI covenants as follows:

(a) it shall furnish to ICS within 60 days after then end of VTI's fiscal year, its annual consolidated balance sheets and consolidated statements of operations, retained earnings, and changes in financial position, which shall be audited if audited statements are then available or which, if not audited, shall be supplemented by audited statements, accompanied by the report of VTI's independent accountants, promptly upon such audited statements being available;

(b) it shall furnish to ICS within 20 days after the end of each calendar month a monthly cash flow forecast for the three months following such month end, as well as its unaudited monthly consolidated balance sheets as at such month end and consolidated statements of operations, retained earnings, and changes in financial position for the period then ended;

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Integrated Circuit Systems Inc.

(c) it shall not permit the consolidated ratio of current assets ("current assets" being defined for the purposes of subsections 9(c) and 9(d) as the sum on VTI's consolidated balance sheet of accounts for cash, cash equivalents, accounts receivable (including non-recurring accounts receivable), inventories, and prepaid current expenses) to current liabilities ("current liabilities" being defined for the purposes of subsections 9(c) and 9(d) as the sum of balance sheet accounts for current accounts payable, accrued current expenses, and the aggregate amount of all outstanding interest-bearing indebtedness, including Loans under this Agreement) as at the end of any month to be less than 1.35:1;

(d) it shall not permit adjusted consolidated current assets (the sum of cash and cash equivalents valued at 100% of the amounts on the balance sheet, accounts receivable (including non-recurring accounts receivable) valued at 75% of the amounts on the balance sheet, and inventories valued at 50% of the amounts on the balance sheet) less consolidated current liabilities to be an amount which is less than 0 at the end of any month;

(e) it shall not allow both its consolidated revenue and consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") for any two consecutive calendar quarters beginning with the quarter beginning January 1, 1997 to fall below 85.0% of the projected consolidated revenue and consolidated EBITDA set forth in the Approved Business Plan (it being understood that this covenant is not breached if either consolidated revenue or consolidated EBITDA is greater than or equal to such 85.0%) (revenue and the elements of EBITDA being defined for the purposes of subsection 9(e) in accordance with generally accepted accounting principles; provided, however, that EBITDA shall exclude charges and credits related to non-recurring events and investment expense);

(f) it shall diligently pursue an underwritten public offering of its equity securities, subject to market conditions and a pre-offering valuation of VTI of not less than $30,000,000, with a view toward executing a letter of intent, containing terms reasonably acceptable to the board of VTI, with a reputable underwriter by December 31, 1997; and

(g) it shall prepay any outstanding Loans together with accrued interest thereon promptly after any public or private placement of VTI securities (made after the date hereof and to the extent of the net proceeds thereof).

10. Loans shall be secured by, and the Borrowers do hereby pledge, hypothecate, transfer, grant, and assign to ICS, and agree that ICS shall have, a security interest in and to all of the cash, cash equivalents, accounts receivable, inventories, and intellectual property of the Borrowers, individually and collectively, whether now owned or existing or hereafter acquired or arising, or in which any Borrower may have an interest, and wheresoever located (the "Collateral"). Such security interest shall give to ICS, and ICS is hereby granted, a continuing security interest in and first priority, non-subordinate lien on all of the Collateral, and the proceeds thereof, and any replacements, additions, or substitutions thereof, and to the accounts or proceeds arising from the sale, assignment, transfer, conveyance, mortgage, encumbrance, or hypothecation, or other disposition of such Collateral. The Borrowers agree to execute and deliver to ICS such forms, documents, and agreements and to otherwise fully cooperate with ICS as required to perfect such security interest.

11. If by December 31, 1997, the board of directors of VTI, including at least one director nominated by ICS, shall determine that VTI should not make an underwritten public offering of its securities, because such an underwritten public offering is not available on reasonably

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Integrated Circuit Systems Inc.

acceptable terms or because of market conditions (as determined by the underwriter) or because the pre-offering market capitalization (as expressed by such underwriter) of VTI shall be estimated to be less than $30,000,000, then ICS agrees to extend the Commitment until not later than December 31, 1998; provided, however, that during such extension, VTI shall use its best efforts to obtain alternative financing arrangements to enable it to pay off any and all Loans under this Agreement.

12. All of the obligations of the Borrowers under this Agreement are joint and several.

13. This Agreement shall be deemed to be a contract under and shall be construed and governed by the laws of the Commonwealth of Pennsylvania.

14. With respect to any legal action or proceeding arising out of or in connection with this Agreement (and, in the case of VTI, the Guarantee), each Borrower hereby irrevocably:

(a) submits to the non-exclusive in personam jurisdiction of any Pennsylvania state Court or United States court of competent jurisdiction sitting in the Commonwealth of Pennsylvania and agree to suit being brought in such courts as ICS may elect;

(b) waives any objection that it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court;

(c) designates and directs VTI as its agent to receive service of any and all process and documents on its behalf in any legal proceeding in the Commonwealth of Pennsylvania;

(d) agrees to service of process in any legal proceeding by mailing of copies thereof (by registered or certified mail), postage prepaid, to VTI; and

(e) agrees that nothing herein shall affect ICS's right to effect service of process in any other manner permitted by law, and that ICS shall have the right to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against the Borrowers in any other court or jurisdiction in accordance with applicable law.

15. The Borrowers agree, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorney's fees and legal expense, incurred by ICS, its successor or assigns, in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

16. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

If this Agreement meets with your approval, please so indicate by executing the acceptance set forth below on the enclosed copy hereof and returning such copy to the undersigned, whereupon this Agreement shall become a contract between the Borrowers and ICS.

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Integrated Circuit Systems Inc.

Very truly yours,

INTEGRATED CIRCUIT SYSTEMS, INC.


By:
Title:


Accepted and agreed to this 29th day of November, 1996


VOYETRA TECHNOLOGIES, INC.


By:
Title:

TURTLE BEACH SYSTEMS, INC.


By:
Title:


CFJ SYSTEMS, INC.


By:
Title:

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